UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2016

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Broadway, Suite 950, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 697-5200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Exchange Agreement

On June 10, 2016, the Company entered into an Exchange Agreement (the “Series B Exchange Agreement”) with certain holders (the “PIPE Investors”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), pursuant to which the PIPE Investors agreed to exchange 614,177 shares of Series A Preferred Stock on a one for one basis for shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The Series B Preferred Stock had the same terms as the Series A Preferred Stock, except that the terms of the Series B Preferred Stock included the authority of the holders of the Series B Preferred Stock to waive the requirement that the Company reserve a sufficient number of shares of common stock to allow for the conversion of the Series B Preferred Stock.

On June 14, 2016, the Company entered into another Exchange Agreement (the “Series C Exchange Agreement”) with the PIPE Investors, pursuant to which the PIPE Investors agreed to exchange their shares of Series B Preferred Stock issued pursuant to the Series B Exchange Agreement on a one for one basis for shares of a new series of preferred stock of the Company (the “Series C Preferred Stock” and, together with the Series A preferred Stock and the Series B Preferred Stock, the “Preferred Stock”), designated “Series C Convertible Preferred Stock,” having the terms set forth in the form of Certificate of Designations of Series C Convertible Preferred Stock, par value $0.0001 per share, which is attached to this Report as Exhibit 3.1.

The PIPE Investors agreed under the terms of the Series C Exchange Agreement to exchange 614,177 shares of the Series B Preferred Stock for an identical number of shares of Series C Preferred Stock, which have the same terms as the Series B Preferred Stock, except that the terms of the Series C Preferred Stock provide that the 11.5% per annum rate of non-cash dividends payable on the shares of the Series C Preferred Stock will be reduced based on the achievement by the Company of specified earnings before interest, taxes, depreciation and amortization (referred to as “Consolidated EBITDA” in the Company’s Credit Agreement, dated as of July 31, 2013, as such Credit Agreement has been amended through the date of the Series C Exchange Agreement). In addition, pursuant to the Series C Exchange Agreement, the PIPE Investors agreed to waive the requirement under the Warrant Agreement governing the 1,800,000 Class A and 1,800,000 Class B Warrants held by the PIPE Investors (the “Warrants”) to reserve 3,600,000 shares of our common stock for the exercise of the Warrants.

In the Series C Exchange Agreement, we agreed that within four months of the date of the Series C Exchange Agreement, we will call a special meeting of our stockholders to seek approval to an amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock so as to allow us to reserve sufficient shares for, among other things, the conversion of the Series C Preferred Stock and the exercise of the Warrants held by the PIPE Investors (the “Authorization Proposal”). If approval of the Authorization Proposal is not obtained at such meeting, we agreed to resubmit the Authorization Proposal at the annual or a special meeting of our stockholders on an annual basis beginning in 2017 until stockholder approval is obtained. Until stockholder approval is obtained, we agreed that we will not issue any additional shares of common stock or equity awards to employees without the consent of the investors holding a majority of the voting power of the Series C Preferred Stock, provided that we may grant awards with respect to the 1.93 million shares of common stock currently authorized for issuance under our 2008 Equity Incentive Plan. If stockholder approval of the Authorization Proposal is not obtained prior to the earlier of May 17, 2021 and the date all of the Company’s obligations under indenture governing the Company’s 8.875% Senior Notes due 2021 have been satisfied, then each holder of the Series C Preferred Stock may elect to require the Company to redeem for cash all shares of Series C Preferred Stock held by such holder for which there are not sufficient authorized shares of common stock reserved to allow conversion of such shares of Series C Preferred Stock. The redemption price would be calculated as the greater of the liquidation preference of each redeemed share of Series C Preferred Stock and the product of the volume-weighted average share price of our common stock on the NASDAQ for a ten trading day period ending two trading days prior to the date that the Company receives the redemption notice and the number of shares of common stock into which each share of Series C Preferred Stock is convertible.

The foregoing description of the Exchange Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Exchange Agreement, a copy of which is filed herewith as Exhibits 10.1 and is incorporated by reference herein.

Rights and Preferences of the Series C Preferred Stock

The description below provides a summary of certain other material terms of the Series C Preferred Stock issued pursuant to the Exchange Agreement.

•	Dividends. Dividends of the Series C Preferred Stock are noncumulative and accrue from the date of original issuance at a rate of 8.5% per annum on the liquidation preference (defined below) then in effect (a “Cash Dividend”). If the Company does not declare and pay a Cash Dividend, the liquidation preference on the Series C Preferred Stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by 11.5% per annum (an “Accrued Dividend”). If the Company achieves on a trailing twelve month basis at the end of any fiscal quarter, (1) at least $75 million in Consolidated EBITDA, but less than $85 million in Consolidated EBITDA, the non-cash dividend rate for the quarter following such 12 month period will be 10.5% per annum; (2) at least $85 million in Consolidated EBITDA, but less than $95 million in Consolidated EBITDA, the non-cash dividend rate for the quarter following such 12 month period will be 9.5% per annum; and (3) at least $95 million in Consolidated EBITDA, the non-cash dividend rate for the quarter following such 12 month period will be 8.5% per annum. Cash Dividends, if declared, are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, and, if declared, will begin to accrue on the first day of the applicable dividend period. If applicable, the Accrued Dividend will begin to accrue and be cumulative on the same schedule as set forth above for Cash Dividends and will also be compounded on each applicable subsequent dividend date.

•	Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any stock or debt that is senior to the Series C Preferred Stock, and before any distribution or payment is made to holders of any junior stock, each holder of Series C Preferred Stock will be entitled to either convert the Series C Preferred Stock into common stock and share in any distribution made to the holders of common stock or receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series C Preferred Stock equal to the liquidation preference. The initial liquidation preference is equal to $115.48 per share, which may be adjusted from time to time in the amount of any Accrued Dividends. The holders of the Series C Preferred Stock are also entitled, at their election, to either convert their shares of Series C Preferred Stock into common stock and on a pro rata basis share in any distribution made to the common stock holders or be paid the liquidation preference upon the occurrence of events that are “Deemed Liquidation Events”, such as certain merger transactions where the Company is not the survivor or a sale of all or substantially all of the Company’s assets.

•	Rank. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to the Company’s common stock and each other class or series of shares that the Company may issue in the future that do not expressly provide that such class or series ranks equally with, or senior to, the Series C Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution. The Series C Preferred Stock will also rank junior to the Company’s existing and future indebtedness.

•	Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of Series C Preferred Stock into common stock will be the quotient obtained by dividing the liquidation preference then in effect (which will include any cash dividends that the Company has notified holders that it intends to pay but has not yet declared and any cash dividends that have been declared but remain unpaid, calculated at the Accrued Dividend rate) by the conversion price then in effect, plus cash in lieu of fractional shares. The conversion price for the Series C Preferred Stock will initially be $5.17 and is subject to adjustment from time to time upon the occurrence of certain events, including a stock split, a reverse stock split, or a dividend of common stock to the Company’s common stockholders.

•	Optional Conversion. The Series C Preferred Stock may, at the option of the holder, be converted into Company common stock. The holders of the Series C Preferred Stock have agreed in the Exchange Agreement that the Company need not keep reserved for issuance shares of common stock in amounts sufficient to allow such conversion until the Authorization Proposal is obtained.

•	Mandatory Conversion. If, at any time following the third anniversary date of the issuance of the Series C Preferred Stock, the volume weighted average price of the Company’s common stock equals or exceeds three (3) times the conversion price of the Series C Preferred Stock for a period of 30 consecutive trading days, the Company may, at its option, require that any or all of the then outstanding shares of Series C Preferred Stock be automatically converted into Company common stock at the conversion rate. The Company may not elect to exercise the foregoing option if at any time during the period commencing on the date that the Company has made a public announcement that it has entered into a definitive agreement with respect to a transaction constituting a “Deemed Liquidation Event” (as defined in the Certificate of Designations) and ending on the date that is the first to occur of (i) the consummation of the transaction and (ii) the date that the Company has made a public announcement that any such definitive agreement has been terminated.

•	Optional Special Dividend and Conversion on Certain Change of Control. Upon the occurrence of a change of control effected by a third party tender offer and that results in any person (other than the holders of Series C Preferred Stock or any of their respective affiliates, acting either individually or through a group) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company, at the written request of a majority of the voting power of the outstanding shares of Series C Preferred Stock: (i) the Board will, subject to applicable law, declare and the Company will pay a special cash dividend on each share of Series C Preferred Stock, out of any legally available funds in the amount of the liquidation preference per share then in effect with respect to the Series C Preferred Stock to the extent the legally available funds are sufficient to pay the special dividend in full; and (ii) as of the payment date of the special dividend, all outstanding shares of Series C Preferred Stock automatically will be converted (without further action) into a number of shares of common stock at the conversion rate then in effect.

•	Voting. Holders of shares of Series C Preferred Stock will be entitled to vote with the holders of shares of common stock (and any other class or series similarly entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of common stock, on an as-converted basis. In addition, a majority of the voting power of the Series C Preferred Stock must approve certain actions that adversely affect their rights, such as the creation or issuance of a series of stock with equal or greater rights than the Series C Preferred Stock and issuance of equity securities, or securities convertible into equity, at a price that is 25% below fair market value at the time of issuance, voluntary liquidation, dissolution or winding-up of the Company if the Series C Preferred Stock would not have the option to receive the then liquidation preference on the liquidation, dissolution, or winding-up of the Company, or subject to certain exceptions, a merger transaction that will effectively represent the sale of the Company to a successor, a sale of substantially all Company assets, and any recapitalization transaction, but only if the results of any such transaction is that holders of the Series C Preferred Stock would not have the option to receive the full liquidation preference as a result of that transaction.

•	Redemption at the Option of the Holder. From and after the tenth anniversary of the original issuance of the Series C Preferred Stock, each holder of shares of Series C Preferred Stock will have the right to request that the Company redeem, in full, out of funds legally available, by irrevocable written notice to the Company, all of such holder’s shares of Series C Preferred Stock at a redemption price per share equal to the liquidation preference then in effect per share of Series C Preferred Stock. If the Company elects not to redeem a holder’s shares of Series C Preferred Stock pursuant to such notice, the conversion price then in effect with respect to the shares of Series C Preferred Stock will be decreased to the lesser of (A) the conversion price then in effect and (B) 80% of the volume weighted average price of the Company’s common stock for the 10 consecutive trading days prior to the date of the redemption request. In addition, upon a change of control event that is neither a liquidation event nor the result of a person (other than the holders of Series C Preferred Stock and their affiliates) acquiring 50% or more of the total voting power of all classes of voting stock of the Company as a result of a tender offer, subject to the Company’s prior satisfaction of certain debt obligations, each holder of Preferred Stock that remains outstanding may require the Company to redeem shares of Series C Preferred Stock at a price equal to the liquidation preference then in effect.

•	Redemption at the Option of the Company. From and after the tenth anniversary of the original issuance of the Series C Preferred Stock, the Company may redeem the outstanding Series C Preferred Stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of Series C Preferred Stock.

•	Board Representation. So long as shares of the Series C Preferred Stock represent at least five percent (5%) of the outstanding voting stock of the Company, a majority of the voting power of the Series C Preferred Stock shall have the right to designate one (1) member to the Company’s board of directors who shall be appointed to a minimum of two (2) committees of the board.

•	Anti-dilution. The conversion price of the Series C Preferred Stock is subject to anti-dilution protections if the Company effects a stock split, stock dividend, subdivision, reclassification or combination of its common stock.

•	Maturity Date. The Series C Preferred Stock is perpetual, and therefore does not have a maturity date.

Registration Rights Agreement

The Company entered into a second amendment, dated June 14, 2016, to the Registration Rights Agreement, dated March 9, 2015, by and among the Company and the PIPE Investors (“Amendment No. 2 to the Registration Rights Agreement”) that, among other things, and subject to certain exceptions, requires the Company, upon the request of the holders of the Series C Preferred Stock to register the shares of common stock of the Company issuable upon conversion of the Series C Preferred Stock. Pursuant to the terms of Amendment No. 2 to the Registration Rights Agreement, the costs incurred in connection with such registrations will be borne by the Company.

This summary of Amendment No. 2 to the Registration Rights Agreement is qualified in its entirety by reference to Amendment No. 2 to the Registration Rights Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Exchange Agreement, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designations for the Series C Convertible Preferred Stock (the “Certificate of Designations”) as an amendment to its Certificate of Incorporation. The Certificate of Designations sets forth the rights and preferences of the Series C Preferred Stock, certain material terms of which are discussed in Item 1.01 above (which Item 1.01 is incorporated into this Item 5.03 by reference). Pursuant to the Certificate of Designations, the Company is authorized to issue an aggregate of 625,000 shares of Series C Preferred Stock. The Certificate of Designations became effective on June 14, 2016.

This summary of the Certificate of Designations and the summary of the terms of the Series C Preferred Stock in Item 1.01 are qualified in their entirety by reference to the Certificate of Designations, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

Additional Information and Where It Can Be Found

In connection with the transactions contemplated under the Series C Exchange Agreement, the Company will prepare a proxy statement to be filed with the Securities and Exchange Commission (“SEC”).  When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company.  The Company’s security holders are urged to read the proxy statement carefully when it becomes available, as well as any other relevant documents filed by the Company with SEC, because they will contain important information.  The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to BioScrip, Inc., Attn: Chief Financial Officer, 1600 Broadway, Suite 950, Denver, CO 80202, telephone: (720) 697-5200, or from the investor relations page on the Company’s website at http://bioscrip.com/overview.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transactions contemplated under the Series C Exchange Agreement.  Information about the Company’s directors and executive officers and their ownership of the Company’s equity interests is set forth in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2016.  Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the transactions contemplated under the Series C Exchange Agreement, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents related to the transactions contemplated under the Series C Exchange Agreement when filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: June 14, 2016	/s/ Kathryn M. Stalmack
By: Kathryn M. Stalmack
Senior Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description

3.1	Certificate of Designations for Series C Convertible Preferred Stock.

4.1	Amendment No.2 to the Registration Rights Agreement dated June 14, 2016, by and among Bioscrip, Inc., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P and Blackwell Partners, LLC Series A.

10.1	Exchange Agreement, dated as of June 14, 2016, entered into by and among BioScrip, Inc. and each of the Stockholders signatory thereto.